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EXHIBIT 10.58

LLC MEMBERSHIP INTEREST TRANSFER AGREEMENT

     THIS LLC MEMBERSHIP INTEREST TRANSFER AGREEMENT (this “Agreement”) is entered into as of February 13, 2004, by and between Sylvan Learning Systems, Inc., a Maryland corporation (“Sylvan”) and Identix Incorporated, a Delaware corporation (“Identix”).

RECITALS

     WHEREAS, Sylvan and Identix are parties to Limited Liability Company Agreement dated as of September 30, 1997 (the “LLC Agreement”).

     WHEREAS, the LLC Agreement addresses, among other things, the formation, management and operation of Sylvan/Identix Fingerprinting Centers LLC, a Delaware limited liability company (the “Company”).

     WHEREAS, Sylvan and Identix (each, a “Member” and together the “Members”) are each members of the Company and the LLC Agreement allows for the transfer of any Interest of one Member in the Company to another Member.

     WHEREAS, Identix (also referred to herein as “Buyer”), desires to purchase from Sylvan (also referred to herein as “Seller”), and Seller desires to sell to the Buyer, one-hundred percent (100%) of Seller’s total Interest in the Company for an aggregate purchase price of $   , subject to the terms set forth herein.

     NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

AGREEMENT

     1. Definitions. Capitalized, terms not defined in this Agreement shall be as defined in the LLC Agreement.

     2. Purchase and Sale of Membership Interest.

               (a) Buyer shall purchase from Seller, and Seller shall sell to Buyer, 100% of Seller’s total Interest in the Company (the “Transferred Membership Interest”) for the aggregate purchase price of $   (the “Purchase Price”).

               (b) The Purchase Price shall be payable by Buyer to Seller, and the Transferred Membership Interest shall be transferred by Seller to Buyer, at 10:00 a.m. Central time on February 20, 2004 (the “Closing”).

               (c) The Purchase Price shall be payable by Buyer to Seller at the Closing by wire transfer in immediately available funds to Seller’s account as follows:

               Bank Name and Address:

               Account Holder:

               Account Number:

               Routing Number:

               (d) Seller agrees and acknowledges that no certificate or certificates are necessary to evidence the Transferred Membership Interest that is being transferred by Seller to Buyer hereunder; such transfer shall be deemed effective automatically, without further notice or instruction from Seller, at the Closing.

     3. Representation and Warranties of Seller. Seller hereby represents and warrants to Buyer that:

               (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland with full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery, and performance by Seller of this Agreement have been duly authorized by all necessary corporate action on the part of Seller, and, this Agreement is legally binding upon Seller in accordance with its terms;

               (b) The execution, delivery, and performance by Seller of this Agreement and the transactions contemplated thereby will not (i) violate the provisions of any order, judgment, or decree of any court or other governmental agency or any arbitrator applicable to Seller or the Certificate of Incorporation or Bylaws of Seller; or (ii) result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any contract or agreement to which Seller is a party or by which Seller is bound; and

               (c) Seller is the sole beneficial and record holder of the Transferred Membership Interest, and upon consummation of the transactions contemplated by this Agreement, Seller shall have transferred to Buyer and Buyer shall have obtained from Seller all right, title and interest in the Transferred Membership Interest, free and clear of any and all liens, mortgages, hypothecations, collateral assignments, charges, encumbrances, title defects, security interests or claims (whether recorded or unrecorded) of any kind.

               (d) Seller has not retained any investment banker, broker, or finder in connection with the transactions contemplated by this Agreement.

     4. Representations and Acknowledgments of Buyer. The Buyer hereby represents and warrants to Seller that:

               (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery, and performance by Buyer of this Agreement have been duly authorized by all necessary corporate action on the part of Buyer, and, this Agreement is legally binding upon Buyer in accordance with its terms;

               (b) The execution, delivery, and performance by Buyer of this Agreement and the transactions contemplated thereby will not (i) violate the provisions of any order, judgment, or decree of any court or other governmental agency or any arbitrator applicable to Buyer or the Certificate of Incorporation or Bylaws of Buyer; or (ii) result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any contract or agreement to which Buyer is a party or by which Buyer is bound; and

               (c) Buyer has not retained any investment banker, broker, or finder in connection with the transactions contemplated by this Agreement.

     5. Revised Membership Interests and Capital Accounts. Each Member’s Interest in the Company, adjusted to reflect the transfer of the Transferred Membership Interest by Seller to Buyer hereunder, is set forth below:

	Percentage Interest in
	Company Prior to Sale of	Percentage Interest in Company
	Transferred Membership	Following Sale of Transferred
Member	Interest	Membership Interest
Sylvan (Seller)	50%	0%
Identix (Buyer)	50%	100%

The Capital Accounts of the Buyer and the Seller shall be adjusted to reflect the transfer of the Transferred Membership Interest to the Buyer.

     6. Resignation as Member; Resignation of Seller’s Managers; Amendment of Bylaws and LLC Agreement. The parties agree that, effective upon the Closing, Seller will have no further rights as a Member in the Company, and immediately prior to the execution of this Agreement, Seller will cause its designated Managers to resign from the Company. The parties agree that upon the purchase of Transferred Membership Interest pursuant to this Agreement, Buyer shall be free to amend the Bylaws and the LLC Agreement, and to take any and all such other actions, and amend any and all such other documents, agreements, instruments or certificates, as may be necessary or appropriate to effectuate and carry out the purpose and intent of the foregoing and the transactions contemplated by this Agreement.

     7. Noncompetition Agreement. Commencing on the date hereof and continuing for two years after the date of the Closing (such two year period, the “Noncompetition Period”), Seller shall not directly or indirectly (other than on behalf of Buyer), without the prior written consent of the CEO of Buyer, engage in, or manage or direct persons engaged in, a Competitive Business Activity (as defined below) anywhere in the world. For all purposes hereof, the term “Competitive Business Activity” shall mean the business previously conducted by the Company or proposed to be conducted by the Company prior to the sale to Buyer, including without limitation, the use of biometrics generally in any background or applicant screening business or process.

     8. Nonsolicitation of Personnel. During the Noncompetition Period, Seller shall not, directly or indirectly, solicit, induce or attempt to induce any employee, consultant or services contractor of the Company or the Buyer or any successor in interest to the Company or the Buyer to terminate his or her employment or engagement with the Company or Buyer or any successor in interest to the Company or Buyer.

     9. Termination of Associated Agreements. The parties agree that effective upon the closing of the transactions contemplated by this Agreement, any and all Associated Agreements shall immediately terminate and be void and of no further force or effect.

     10. Release. At the Closing, the Buyer releases the Seller from any liabilities and obligations, if any, under the Company’s 1998 Equity Appreciation Rights Plan, and each party releases the other from any further obligations, liabilities, damages or claims or any kind arising out of or related to the LLC Agreement or the business or operations of the Company.

     11. No Shop. From the date first above written until the date of Closing, Seller will not, and will not permit its officers, directors, employees, agents or representatives to, solicit, encourage, initiate, enter into, continue or participate in any negotiations or discussions with, or provide information to, any third party concerning the possible sale, disposition or other transfer of the Transferred Membership Interest or the Company, or any other transaction that would be inconsistent with the transactions contemplated by this Agreement. Seller shall immediately cases and cause to be terminated any such contacts or negotiations with third parties and shall immediately notify Buyer if Seller learns of any such inquiry or proposal during such period.

     12. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of service if served personally or five days after mailing if mailed by first class United States mail, certified or registered with return receipt requested, postage prepaid, and addressed as follows:

               To Members: The address listed after their signatures below.

     13. Expenses. Except as otherwise expressly contemplated in this Agreement, each party shall bear its own costs and expenses incurred in connection with this Agreement and the Promissory Note and the transactions contemplated hereby and thereby.

     14. Binding Effect. This Agreement shall be binding upon the legal representatives and successors of the Seller and the Buyer and the Members; provided, however, that the Members may not assign any rights or obligations under this Agreement.

     15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and to be performed entirely within the State of Delaware by residents of the State of Delaware.

     16. Confidentiality; Publicity. Prior to the Closing, this Agreement and the terms contained here are to be held in the strictest confidence by the parties and are not to be disclosed by parties to any party other than their respective directors, officers and financial and legal advisors; provided, however, that the Buyer may discuss the transactions contemplated by this Agreement with such employees of the Company as Buyer deems appropriate. Upon and after the Closing, each of the parties shall be free to make such public announcements of this Agreement and the transactions contemplated hereby as it deems necessary or appropriate.

     17. Entire Agreement. This Agreement constitutes the entire agreement of the parties pertaining to the sale of the Interest by the Seller and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties with respect to such sale.

     18. Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each such counterpart were on the same instrument. Facsimiles of signatures shall be deemed to be originals. IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SYLVAN LEARNING SYSTEMS, INC.
By
Name:	Sean R. Creamer
Title:	Senior Vice President & CFO

Address:	1001 Fleet Street Baltimore, Maryland 21202 Fax: (410) 843-8060

IDENTIX INCORPORATED
By
Name:	Dr. Joseph J. Atick
Title:	President and CEO

Address:	5600 Rowland Rd. Minnetonka, MN 55343 Fax: (952) 979-8486

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